Exhibit 99.1

Press Release

TNS, Inc. Announces Second Quarter 2009 Financial Results

• Q2 Adjusted Earnings Reaches $0.56 Per Share Excluding $0.05 in Acquisition-Related Costs -

• Generates $37 Million in Cash from Operations, Repays $20 Million in Debt -

• Raises ‘09 Outlook for Higher Operational Expectations and Lower Currency and Depreciation Impacts -

RESTON, Va. — August 4, 2009 —TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its second quarter 2009 results.

Second Quarter 2009 Highlights

•                  Q2 2009 GAAP EPS of $0.02

•                  Adjusted earnings of $0.56 per share, excluding $0.05 of costs related to the acquisition of the Communication Services Group (CSG) from Verisign

•                  Q2 adjusted EPS benefited from the following:

•                  Higher than expected contribution from the Telecommunication Services Division and stronger POS division performance added $0.03

•                  Lower than expected depreciation expense contributed $0.04

•                  Lower than forecast negative foreign currency translation impact contributed $0.02

•                  Second quarter 2009 results include CSG as part of the Telecommunication Services Division’s results from the May 1, 2009 date of acquisition and are therefore not comparable to year-ago reported results

•                  Strong cash flow generation enabled $20 million of debt repayments in Q2 and $15 million of debt repayments in July 2009

Henry H. Graham, Jr., CEO, commented, “Second quarter 2009 adjusted EPS of $0.56, excluding acquisition-related costs, surpassed the upper end of our outlook range as our Telecommunication Services Division benefited from a stronger than expected contribution from the CSG acquisition and our POS division recorded slightly better than expected revenue.  Our integration of CSG is off to a great start, with TSD’s expanded services suite improving our global competitiveness.   Our Financial Services Division continues to benefit from growth in endpoints on our network as we expand our community of interest and complete a large migration, but for the first time experienced reduced connections between end points as this sector consolidates.”

Mr. Graham concluded, “TNS is weathering the recession well, given continued transaction softness and longer sales lead times, and is competing effectively with our innovative, mission-critical, cost-effective solutions.  We continue to keep a close eye on costs and are carefully prioritizing our investments in order to achieve the long-term growth strategies in all our divisions.  Through strong execution and our scalable business model enhanced by the CSG assets, we have improved our balance sheet through early debt repayments.  Our increased 2009 outlook reflects, in part, our confidence in the strength of the acquired business and the continued strong execution on our objectives.”

Total revenue for the second quarter of 2009 increased 35.3% to $122.0 million from second quarter 2008 revenue of $90.1 million, including a $42.2 million contribution from the acquired CSG business.  On a constant dollar basis, revenue increased 43.5% to $129.3 million.

Second quarter 2009 GAAP net income was $453,000, or $0.02 per share, versus second quarter 2008 GAAP net income of $1.0 million, or $0.04 per share.  Included in second quarter 2009 results are the following pre-tax items:

•                  $1.6 million of non-recurring acquisition costs, recorded in accordance with the provisions of SFAS No. 141(R), “Business Combinations, a revision of SFAS No. 141”, and

•                  The write-off of $1.7 million in deferred financing fees, a non-cash item, related to the 2007 Credit Facility in connection with the closing of the 2009 Credit Facility.

Excluding these items and related tax effects, second quarter 2009 net income was $2.5 million, or $0.10 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the second quarter of 2009 increased 40.7% to $31.5 million versus $22.4 million for the second quarter of 2008.  Excluding the above-mentioned $1.6 million acquisition-related charge from second quarter 2009 results, EBITDA before stock compensation expense increased 47.9% to $33.1 million.  On a constant dollar basis and excluding the acquisition-related pre-tax charge, EBITDA before stock compensation expense for the second quarter of 2009 increased 59.5% to $35.7 million.

Adjusted earnings increased 21.4% to $13.1 million, or $0.51 per share, for the second quarter of 2009 compared to adjusted earnings of $10.8 million, or $0.43 per share, for the second quarter of 2008.  Excluding the above-mentioned $1.6 million acquisition-related charge from second quarter 2009 results, adjusted earnings for the second quarter of 2009 increased 33.4% to $14.4 million, or $0.56 per share.  On a constant dollar basis excluding the acquisition-related pre-tax charge, adjusted earnings for the second quarter of 2009 increased 50.5% to $16.3 million, or $0.64 per share.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

The table below discloses adjusted earnings and adjusted earnings per share, excluding the above-mentioned $1.6 million acquisition-related charge, at currency exchange rates reported for second quarter 2009 and at the 2008 rate.

(In millions, except per share and share amounts)

	Second Quarter 2009	Second Quarter 2008	% Change	Second Quarter 2009 @ 2008 FX Rates	% Change@ 2008 FX Rates

Revenues	$122.0	$90.1	35.3%	$129.3	43.5%

After tax adjusted earnings	$14.4	$10.8	33.4%	$16.3	50.5%
Earnings per share	$0.56	$0.43	31.2%	$0.64	48.8%
Shares Outstanding	25.5	25.3	0.9%	25.5	0.9%

Financial Review:

Second Quarter 2009

•                  Second quarter 2009 total revenue increased 35.3% to $122.0 million from second quarter 2008 revenue of $90.1 million. Included in revenue are the following components:

•                  Revenue from the International Services Division decreased 21.9% to $33.3 million from second quarter 2008 revenue of $42.6 million.  The adverse affect of foreign currency translation was $7.2 million.  Included in second quarter 2008 revenue was $1.1 million related to software development services provided to a card-not-present customer. On a constant dollar basis and excluding the software development revenue, ISD revenue decreased 2.4% primarily due to lower transaction volumes in key markets and the loss of two customers in TNS’ UK processing business partially offset by continued market share gains in other geographies.

•                  Revenue from the Financial Services Division increased 4.9% to $12.1 million from second quarter 2008 revenue of $11.6 million.  Revenues increased primarily through continued growth in the number of customer endpoints connected to our network.

•                  Revenue from the Telecommunication Services Division increased $40.1 million to $56.9 million from second quarter 2008 revenue of $16.8 million due primarily to $42.2 million in revenue from the CSG business.  This was partially offset by a decrease of $2.2 million due to the loss of revenue from TNS’ former caller ID partner which occurred primarily as a result of the CSG acquisition.

•                  Revenue from the POS Division increased 2.4% to $19.6 million from $19.1 million in second quarter 2008, due to a $1.5 million increase in revenue from sales of managed broadband services and a $1.2 million increase in ATM processing revenue.  This was partially offset by a $2.2 million decrease in dial revenue attributable to an 8.1% decrease in transaction volumes, which TNS believes is due to softness in the economy, and a decrease in revenue per transaction mainly resulting from the renewal of certain customer contracts.

Second quarter 2009 gross margin decreased 100 basis points to 52.2% from 53.2% in the second quarter of 2008.  On a constant dollar basis, second quarter gross margin was roughly flat with second quarter 2008’s level.

Outlook:

TNS is adjusting its Full Year 2009 outlook as follows:

•                  Revenue outlook increased to $478 - $486 million from $468 - $482 million

•                  Adjusted earnings per share increased to $2.05 - $2.15 from $1.69 - $1.84

These changes reflect the following assumptions:

•                  Increased operational outlook for the remainder of the year based on second quarter performance and greater visibility in the acquired CSG business.  This revised estimate continues to exclude any benefits from integration synergies that TNS expects to derive over time.

•                  A reduction in the initial estimates of depreciation expense of $4.1 million pre-tax or $0.13 in adjusted earnings per share, inclusive of the $0.04 benefit in the second quarter of 2009, associated with acquired CSG assets from their date of acquisition resulting from the preliminary valuation that determined longer than expected useful lives.

•                  A reduction in the estimated negative impact from foreign currency translation for the full year 2009 to approximately $20 - $21 million in revenue from approximately $29 - $30 million, and to approximately $0.22 in adjusted earnings per share from approximately $0.30, resulting from recent trends in the euro, pound sterling and Australian dollar, the primary currencies in which TNS does business outside North America.  TNS’ adjusted outlooks for currency are as follows:

•                  Pound sterling exchange rate of 1 to $1.60 USD (prior rate was $1.45 USD);

•                  Euro exchange rate of 1 to $1.35 USD (prior rate was $1.29 USD); and

•                  Australian dollar exchange rate of 1 to $0.80 USD (prior rate was $0.65 USD).

The tables below disclose outlook for adjusted earnings and adjusted earnings per share at TNS’ revised currency exchange rates projected for the remainder of 2009 and at the 2008 rate.

Full Year 2009

(In millions, except per share amounts)

	Full Year 2009	Full Year 2008	% Change	Full Year 2009 @ 2008 FX Rates	% Change @ 2008 FX Rates

Revenues	$478 - $486	$344.0	39% - 41%	$498 - $507	45% - 47%

After tax adjusted earnings	$53.3 - $55.9	$40.2	32% - 39%	$59.0 - $61.6	46% - 53%
Earnings per share	$2.05 - $2.15	$1.60	28% - 35%	$2.27 - $2.37	42% - 49%
Shares Outstanding	26.0	25.2	3%	26.0	3%

Third Quarter 2009

(In millions, except per share amounts)

	Third Quarter 2009	Third Quarter 2008	% Change	Third Quarter 2009 @ 2008 FX Rates	% Change@ 2008 FX Rates

Revenues	$138 - $142	$88.6	56% - 60%	$143 - $147	61% - 66%

After tax adjusted earnings	$15.1 - $16.4	$11.2	35% - 46%	$16.6 - $17.9	48% - 60%
Earnings per share	$0.58 - $0.63	$0.44	32% - 43%	$0.64 - $0.69	46% - 57%
Shares Outstanding	26.0	25.5	2%	26.0	2%

Please note that 2008 and 2009 Full Year results exclude the non-recurring items previously disclosed.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “TNS exceeded our objectives for the second quarter, generating $37 million in cash from operations, while completing a large acquisition and commencing its integration.  This performance, particularly during an economic recession, is a testament to our strong operating leverage.  As part of our stated strategy, we matched our financial discipline to our operational discipline and since the closing of the CSG acquisition, we have repaid a total of $35 million, or 9%, of our total outstanding debt.  We remain focused on execution in all divisions.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. The company believes that these measures, viewed in addition to and not in lieu of the company’s reported GAAP results, provide additional useful information to investors regarding the company’s performance and overall operating results exclusive of selected significant non-cash items, as described below.  These metrics are frequently requested by investors and are also an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the amortization of debt issuance costs, and the result is tax effected at a 20% rate.  A reconciliation to comparable GAAP measures is provided in the accompanying schedule. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss second quarter 2009 results today, August 4, 2009, at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-614-3670, passcode # 22733718. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available starting today from 8:00 p.m. Eastern Time through August 11, 2009, and can be accessed by dialing 617-801-6888, passcode #19627068.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in 28 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic recession; the company’s ability to identify, execute or effectively integrate acquisitions, including the acquisition of CSG; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2009.  In addition, the statements in this press release are made as of August 4, 2009.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to August 4, 2009.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-453-8459	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenues	$121,950	$90,148	$197,217	$174,273
Operating expenses:
Cost of network services	58,314	42,225	95,104	82,932
Engineering and development	10,507	7,669	16,914	14,868
Selling, general, and administrative	24,172	20,955	41,928	40,400
Depreciation and amortization of property and equipment	7,994	6,094	13,828	12,061
Amortization of intangible assets	8,153	6,359	13,757	12,457
Total operating expenses(1),(2)	109,140	83,302	181,532	162,718

Income from operations	12,810	6,846	15,685	11,555
Interest expense (3)	(11,417)	(2,631)	(12,869)	(6,340)
Other (expense) income	(284)	(142)	(213)	106
Income before income taxes, and equity in net loss of unconsolidated affiliates	1,109	4,073	2,603	5,321
Income tax provision	(633)	(2,977)	(2,121)	(2,625)
Equity in net loss of unconsolidated affiliates	(23)	(70)	(53)	(70)
Net income	$453	$1,026	$429	$2,626
Basic and diluted earnings per share:
Basic and diluted net income (loss) per common share	$0.02	$0.04	$0.02	$0.11
Basic weighted average common shares outstanding	25,228,319	24,699,262	25,177,974	24,504,459
Diluted weighted average common shares outstanding	25,522,433	25,274,241	25,445,218	25,002,074

FOOTNOTES:

(1)         Included in operating expenses for the first half of 2008 is a pretax benefit related to the settlement of a state sales tax liability of $0.9 million. First half 2008 net income excluding the $0.9 million settlement was approximately $2.0 million, or $0.08 per share.

(2)         Included in operating expense in the second quarter of 2009 are costs relating to the acquisition of CSG of $1.6 million, or $0.04 per share, which were expensed in accordance with SFAS 141(r)

(3)         Included in interest expense in the second quarter of 2009 was a $1.7 million charge, or $0.04 per share, related to the write off of deferred finance fees on the 2007 credit facility, following the completion of the 2009 Credit Facility.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$23,126	$38,851
Accounts receivable, net	98,591	69,501
Other current assets	18,008	12,121
Total current assets	139,725	120,473

Property and equipment, net	111,539	58,795
Goodwill	15,836	10,954
Identifiable intangible assets, net	286,597	151,811
Other assets	20,619	19,881
Total assets	$574,316	$361,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$73,190	$59,424
Deferred revenue	18,478	16,360
Current portion of long-term debt (1)	20,850	—
Total current liabilities	112,518	75,784

Long-term debt, net of current portion and discount (1)	346,948	178,500
Other liabilities	4,246	4,815
Total liabilities	463,712	259,099

Total stockholders’ equity	110,604	102,815
Total liabilities and stockholders’ equity	$574,316	$361,914

FOOTNOTES:

(1)                      Reconciliation of long –term debt balance:

Current portion of long-term debt	20,850
Long-term debt, net of current portion and discount	346,948
367,798
Unamortized Original Issue Discount	20,702
2009 Credit Facility outstanding at June 30, 2009	388,500

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Net income	$453	$1,026	$429	$2,626
Non-cash items	24,225	14,473	39,552	27,815
Working capital changes	12,300	(1,364)	676	(638)
Net cash provided by operating activities:	36,978	14,135	40,657	29,803
Purchases of property and equipment, net	(5,313)	(7,055)	(11,136)	(13,718)
Cash paid for business acquisitions, net of cash acquired	(226,197)	—	(226,197)	—
Net cash used in investing activities:	(231,510)	(7,055)	(237,333)	(13,718)
Proceeds from issuance of long-term debt, net (1)	201,612	—	201,612	—
Proceeds from tax benefits for share-based payments	—	(200)	—	—
Repayment of long-term debt	(20,000)	(14,000)	(20,000)	(18,000)
Payment of long-term debt financing costs	(100)	—	(175)	(75)
Proceeds from stock option exercise	381	8,359	381	8,946
Purchase of treasury stock	(221)	(328)	(812)	(1,561)
Net cash (used in) provided by financing activities:	181,672	(6,169)	181,006	(10,690)
Effect of exchange rates on cash and cash equivalents	958	(1,273)	(55)	(706)
Net increase (decrease) in cash and cash equivalents	(11,902)	(362)	(15,725)	4,689
Cash and cash equivalents, beginning of period	35,028	22,856	38,851	17,805
Cash and cash equivalents, end of period	$23,126	$22,494	$23,126	$22,494

FOOTNOTES:

(1)                                  Reconciliation of proceeds from issuance of long-term debt and 2009 Credit Facility

Proceeds from issuance of long-term debt	201,612
Original Issue Discount	23,000
Financing fees related to issuance of debt	5,388
2009 Credit Facility	230,000

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
EBITDA before stock compensation expense:
Income from operations (GAAP)	$12,810	$6,846	$15,684	$11,555
Add back the following items:
Depreciation and amortization of property and equipment	7,994	6,094	13,828	12,061
Amortization of intangible assets	8,153	6,359	13,757	12,457
Stock compensation expense	2,527	3,085	4,532	6,050
EBITDA before stock compensation expense(1),(2)	$31,484	$22,384	$47,801	$42,123

Adjusted Earnings:
Income before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$1,109	$4,073	$2,603	$5,321
Add back the following items: Equity in net loss of unconsolidated affiliates	(23)	(70)	(53)	(70)
Amortization of intangible assets	8,153	6,359	13,757	12,457
Other debt related costs(3)	4,632	59	4,738	103
Stock compensation expense	2,527	3,085	4,532	6,050
Adjusted earnings before income taxes	16,398	13,506	25,577	23,861
Income tax provision at 20%	(3,280)	(2,701)	(5,116)	(4,772)
Adjusted earnings(4)	$13,118	$10,805	$20,461	$19,089

Weighted average common shares – diluted	25,522,433	25,274,241	25,445,218	25,002,074
Adjusted earnings per common share – diluted	$0.51	$0.43	$0.80	$0.76

FOOTNOTES:

(1)         Excluding the $0.9 million pretax credit from the settlement of the state sales tax liability, EBITDA before stock compensation expense for the first half of 2008 was $41.3 million.

(2)         Excluding the $1.6 million costs related to the acquisition of CSG, EBITDA before stock compensation expense for the second quarter and first half of 2009 was $33.1 million and $49.4 million respectively.

(3)         Included in other debt related costs for the second quarter and first half of 2009 was $1.7 million charge related to the write off of deferred financing fees.

(4)         Excluding the $1.6 million pre-tax charge related to the acquisition of CSG, adjusted earnings for the second quarter and first half of 2009 were $14.4 million, or $0.56 per share, and $21.8 million, or $0.85 per share, respectively.

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